Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES 2018 FIRST QUARTER RESULTS
AND UPDATES 2018 GUIDANCE

•
Effective January 1, 2018, the Company adopted the new revenue recognition accounting standard (ASC 606) and restated financial results for 2016 and 2017. Unless otherwise indicated, all financial results in 2017 and comparisons to financial results in 2017 have been restated in these bullets and this press release as if the Company had adopted ASC 606 on January 1, 2017. See “Adoption of ASC 606” below for additional details

•	Q1 revenue of $2.8 billion, up 18% over $2.4 billion last year

•	Q1 diluted EPS of $1.67, down 5% from $1.75 last year; Q1 adjusted EPS of $2.78, up 31% over $2.13 last year

•
2018 adjusted EPS guidance of $11.30 to $11.70, unchanged from prior guidance, but now includes the projected negative impact from ASC 606 of approximately $0.20 to $0.30 per share for the full year 2018

•	2018 free cash flow guidance of $1.1 billion to $1.2 billion, unchanged from prior guidance

•	Board authorized an increase in the Company’s total share repurchase program to a total of $1.0 billion

Burlington, NC, April 25, 2018 - LabCorp® (or the Company) (NYSE: LH) today announced results for the first quarter ended March 31, 2018, and updated 2018 guidance.

“We delivered another outstanding quarter, with strong results from each of our businesses demonstrating the power of our multi-faceted platform for growth,” said David P. King, chairman and CEO. “The Drug Development business had terrific performance, highlighted by organic revenue growth, robust margin improvement, and continued strength in book-to-bill. The Diagnostics business generated industry-leading organic volume growth despite adverse weather, and expanded key partnerships. As we have highlighted, our Diagnostics and Drug Development businesses are individual market leaders and, as an enterprise, we offer a unique ‘beyond-lab, beyond-CRO’ combination to our business partners. We continue to grow as a global leader in life sciences, positioning us to deliver long-term growth and substantial shareholder value.”

Adoption of ASC 606

Effective January 1, 2018, the Company adopted the FASB-issued converged standard on revenue recognition (ASC 606), using the full retrospective method. Unless otherwise indicated, all financial results in 2017 and comparisons to financial results in 2017 have been restated in this press release as if the Company had adopted ASC 606 on January 1, 2017. This accounting change affects the Company’s Diagnostics and Drug Development businesses differently, as explained in this press release; for the enterprise, the accounting change increases revenue, lowers earnings, and has no impact on cash flow. Tables comparing the full-year financial results in 2017 as well as the first quarter financial results in 2018 and 2017 under ASC 606 to the Company’s results for the applicable periods under the prior revenue recognition accounting standard (ASC 605) appear at the end of this press release. In addition, the Company furnished a Supplemental Financial Information presentation on Form 8-K dated April 25, 2018, which includes quarterly financial results in 2017 and full-year financial results in 2016 under ASC 606.

Consolidated Results

First Quarter Results

Revenue for the quarter was $2.85 billion, an increase of 18.0% compared to $2.41 billion in the first quarter of 2017. The increase in revenue was due to growth from acquisitions of 13.4%, organic growth of 3.2%, and the benefit from foreign currency translation of approximately 150 basis points.

Operating income for the quarter was $305.4 million, or 10.7% of revenue, compared to $318.1 million, or 13.2%, in the first quarter of 2017. The decrease in operating income and margin were primarily due to higher restructuring charges, special items, and amortization which together totaled $130.3 million in the quarter, compared to $58.6 million during the same period in 2017. This change was primarily due to acquisition-related costs, and the payment of a one-time bonus to non-bonus-eligible employees following the implementation of the Tax Cuts and Jobs Act of 2017 (TCJA). Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $435.7 million, an increase over last year’s $376.7 million primarily due to acquisitions, organic revenue growth, and the Company’s LaunchPad business process improvement initiative. Adjusted operating margin for the quarter was 15.3% of revenue, down from 15.6% in the first quarter of 2017, due to acquisition mix.

Net earnings in the quarter were $173.2 million, compared to $183.0 million in the first quarter of 2017. Diluted EPS were $1.67 in the quarter, a decrease of 4.6% compared to $1.75 in the same period in 2017. Adjusted EPS (excluding amortization, restructuring charges and special items) were $2.78 in the quarter, an increase of 30.5% compared to $2.13 in the first quarter of 2017.

Operating cash flow for the quarter was $154.7 million, compared to $225.9 million in the first quarter of 2017. The reduction in operating cash flow was driven by the one-time bonus payment related to tax reform and higher working capital to support growth, partially offset by higher cash earnings. Capital expenditures totaled $72.5 million, compared to $72.2 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $82.2 million, compared to $153.7 million in the first quarter of 2017.

At the end of the quarter, the Company’s cash balance and total debt were $361.8 million and $6.8 billion, respectively. During the quarter, the Company repurchased $75.0 million of stock representing approximately 0.4 million shares. On April 24, 2018, the board authorized an increase in the Company’s share repurchase program to a total of $1.0 billion.

***

The following segment results have been restated in this press release as if the Company had adopted ASC 606 on January 1, 2017, and exclude amortization, restructuring charges, special items and unallocated corporate expenses.

First Quarter Segment Results

LabCorp Diagnostics
Revenue for the quarter was $1.77 billion, an increase of 8.0% over $1.64 billion in the first quarter of 2017. The increase in revenue was primarily driven by acquisitions, organic volume (measured by requisitions), and the benefit from foreign currency translation of approximately 30 basis points, partially offset by lower Medicare reimbursement as a result of the implementation of the Protecting Access to Medicare Act (PAMA), and the impact from adverse weather. Total volume (measured by requisitions) increased by 6.9%, of which organic volume was 3.0% and acquisition volume was 3.9%. Revenue per requisition increased by 0.7%.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $364.0 million, or 20.6% of revenue, compared to $341.8 million, or 20.8%, in the first quarter of 2017. The increase in operating income was primarily due to strong revenue growth, as the negative impact of adverse weather was largely offset by a favorable legal settlement. The decline in operating margin was due to the negative impact from PAMA, partially offset by strong revenue growth.

Covance Drug Development
Revenue for the quarter was $1.08 billion, an increase of 39.3% over $0.77 billion in the first quarter of 2017. The increase was primarily due to acquisitions, as well as organic growth and the benefit from foreign currency translation of approximately 390 basis points.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $108.0 million, or 10.0% of revenue, compared to $68.1 million, or 8.8%, in the first quarter of 2017. The increase in operating income was due to organic demand, LaunchPad savings and acquisitions. The Company remains on track to deliver $150 million of net savings from LaunchPad and $30 million of cost synergies from the integration of Chiltern by the end of 2020.

Net orders and net book-to-bill during the trailing twelve months were $4.84 billion and 1.29, respectively. Backlog at the end of the quarter was $9.17 billion, and the Company expects approximately $3.7 billion of this backlog to convert into revenue in the next twelve months.

***

Outlook for 2018

In the following guidance, all financial results in 2017 and comparisons to financial results in 2017 have been restated in this press release as if the Company had adopted ASC 606 on January 1, 2017. The guidance assumes foreign exchange rates effective as of March 31, 2018 for the remainder of the year, and includes capital allocation.

•
Revenue growth of 10.0% to 12.0% over 2017 revenue of $10.31 billion, which includes the benefit of approximately 90 basis points of foreign currency translation. This is higher than the prior guidance of 9.5% to 11.5% due to strong organic growth, and a favorable change in currency translation.

•
Revenue growth in LabCorp Diagnostics of 3.5% to 5.5% over 2017 revenue of $6.86 billion, which includes the negative impact of PAMA as well as the benefit of approximately 20 basis points of foreign currency translation. This is higher than the prior guidance of 3.0% to 5.0% primarily due to strong organic growth.

•
Revenue growth in Covance Drug Development of 21.0% to 25.0% over 2017 revenue of $3.45 billion, which includes the benefit of approximately 230 basis points of foreign currency translation. This is higher than the prior guidance of 20.0% to 24.0% due to a favorable change in currency translation.

•
Adjusted EPS of $11.30 to $11.70, an increase of approximately 22.2% to 26.5% over 2017 adjusted EPS of $9.25. This guidance is unchanged from prior guidance, but now includes the projected negative impact of $0.20 to $0.30 for the full year in 2018 from ASC 606, offset by strong first quarter results and an improved outlook for the remainder of the year.

•	Free cash flow (operating cash flow less capital expenditures) of $1.1 billion to $1.2 billion, compared to $1.1 billion in 2017, unchanged from prior guidance.
Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted EPS, adjusted operating income, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available in the investor relations section of the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 3095857. A telephone replay of the call will be available through May 9, 2018 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 3095857. A live online broadcast of LabCorp’s quarterly conference call on April 25, 2018, will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible through April 19, 2019.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including but not limited to statements with respect to estimated 2018 guidance and the related assumptions, the impact of various factors on operating and financial results, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended March 31,
	2018	2017

Revenues	$2,848.3	$2,413.7

Cost of revenues	2,069.3	1,702.6

Gross profit	779.0	711.1

Selling, general and administrative expenses	397.0	341.5
Amortization of intangibles and other assets	62.3	47.6
Restructuring and other special charges	14.3	3.9

Operating income	305.4	318.1

Other income (expense):
Interest expense	(63.5)	(52.4)
Equity method income, net	2.5	2.3
Investment income	0.6	0.3
Other, net	(3.5)	(3.0)
Earnings before income taxes	241.5	265.3

Provision for income taxes	69.0	82.0

Net earnings	172.5	183.3
Less: net earnings attributable to noncontrolling interest	0.7	(0.3)
Net earnings attributable to Laboratory Corporation of America Holdings	$173.2	$183.0

Basic earnings per common share	$1.70	$1.79

Diluted earnings per common share	$1.67	$1.75

Weighted average basic shares outstanding	101.9	102.5

Weighted average diluted shares outstanding	103.4	104.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2018	2017
ASSETS:

Current assets:
Cash and cash equivalents	$361.8	$316.7
Accounts receivable	1,613.0	1,555.4
Unbilled services	348.6	324.1
Supplies inventory	226.2	227.6
Prepaid expenses and other	347.0	310.0
Total current assets	2,896.6	2,733.8

Property, plant and equipment, net	1,749.9	1,748.9
Goodwill	7,615.5	7,571.4
Intangible assets, net	4,297.5	4,340.8
Joint venture partnerships and equity method investments	58.4	58.4
Deferred income tax assets	1.7	1.9
Other assets, net	212.1	217.8
Total assets	$16,831.7	$16,673.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$519.1	$576.3
Accrued expenses and other	749.1	808.5
Unearned revenue	418.1	383.4
Current portion of long-term debt	417.7	417.5
Total current liabilities	2,104.0	2,185.7

Long-term debt, less current portion	6,359.3	6,344.6
Deferred income taxes and other tax liabilities	991.4	939.6
Other liabilities	372.8	378.2
Total liabilities	9,827.5	9,848.1

Commitments and contingent liabilities	—	—
Noncontrolling interest	20.2	20.8

Shareholders' equity:
Common stock	12.0	12.0
Additional paid-in capital	1,969	1,989.8
Retained earnings	6,369.3	6,196.1
Less common stock held in treasury	(1,085.1)	(1,060.1)
Accumulated other comprehensive income	(281.2)	(333.7)
Total shareholders' equity	6,984.0	6,804.1
Total liabilities and shareholders' equity	$16,831.7	$16,673.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended March 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$172.5	$183.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	142.8	128.1
Stock compensation	25.8	27.7
Loss / (Gain) on sale of assets	1.7	0.5
Accreted interest on zero-coupon subordinated notes	—	0.2
Cumulative earnings less than (in excess of) distributions from equity affiliates	(0.5)	0.1
Asset impairment	2.3	—
Deferred income taxes	36.0	18.7
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable (net)	(53.6)	(26.7)
Increase in unbilled services	(22.8)	(9.6)
Decrease in inventories	1.4	4.9
Increase in prepaid expenses and other	(33.8)	(16.2)
Increase (decrease) in accounts payable	(59.8)	1.6
Increase in unearned revenue	26.2	(2.8)
Decrease in accrued expenses and other	(83.5)	(83.9)
Net cash provided by operating activities	154.7	225.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(72.5)	(72.2)
Proceeds from sale of assets	0.1	0.8
Acquisitions of licensing technology	—	(1.2)
Investments in equity affiliates	(1.9)	(21.1)
Acquisition of businesses, net of cash acquired	—	(151.8)
Net cash used for investing activities	(74.3)	(245.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	229.7	229.7
Payments on revolving credit facilities	(214.7)	(133.7)
Payments on zero-coupon subordinated notes	—	(22.9)
Payments on long-term lease obligations	(2.8)	(2.3)
Noncontrolling interest distributions	(5.6)	(0.3)
Deferred acquisition costs	—	(1.4)
Net proceeds from issuance of stock to employees	28.4	27.0
Purchase of common stock	(75.0)	(148.0)
Net cash used for financing activities	(40.0)	(51.9)
Effect of exchange rate changes on cash and cash equivalents	4.7	3.4
Net increase in cash and cash equivalents	45.1	(68.1)
Cash and cash equivalents at beginning of period	316.7	433.6
Cash and cash equivalents at end of period	$361.8	$365.5

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended March 31,
	2018	2017

LabCorp Diagnostics
Revenues	$1,770.2	$1,639.7
Adjusted Operating Income	$364.0	$341.8
Adjusted Operating Margin	20.6%	20.8%

Covance Drug Development
Revenues	$1,078.5	$774.2
Adjusted Operating Income	$108.0	$68.1
Adjusted Operating Margin	10.0%	8.8%

Consolidated
Revenues	$2,848.3	$2,413.7
Adjusted Segment Operating Income	$472.0	$409.9
Unallocated corporate expense	(36.3)	(33.2)
Consolidated Adjusted Operating Income	$435.7	$376.7
Adjusted Operating Margin	15.3%	15.6%

Results for the three months ended March 31, 2017 have been restated for the adoption of ASC 606 (Revenue Recognition) and the application of ASU 2017-17 (Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost). The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent footnotes for reconciliations of non-GAAP measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended March 31,
	2018	2017

Adjusted Operating Income
Operating Income	$305.4	$318.1
Acquisition-related costs	17.9	4.4
Restructuring and other special charges	14.3	3.9
Consulting fees and executive transition expenses	3.1	—
Special tax reform bonus for employees	31.0	—
LaunchPad system implementation costs	1.7	2.7
Amortization of intangibles and other assets	62.3	47.6
Adjusted operating income	$435.7	$376.7

Adjusted EPS
Diluted earnings per common share	$1.67	$1.75
Restructuring and other special items	0.50	0.07
Tax reform act adjustments	0.15	—
Amortization expense	0.46	0.31
Adjusted EPS	$2.78	$2.13

Free Cash Flow:
Net cash provided by operating activities (1)	$154.7	$225.9
Less: Capital expenditures	(72.5)	(72)
Free cash flow	$82.2	$153.9

(1) 2017 operating cash flow has been reduced by $7.9 million as the result of implementing ASU 2016-18. This amount represents the amount of historical payments made on the Company's zero-coupon subordinated notes deemed to be accreted interest.

Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the first quarter of 2018, the Company recorded net restructuring and other special charges of $14.3 million. The charges included $11.3 million in severance and other personnel costs along with $1.2 million in costs associated with facility closures and general integration initiatives and $2.3 million in impairment to land held for sale. The Company reversed previously established reserves of $0.5 million in unused facility reserves.

The Company incurred integration and other related costs of $17.9 million primarily relating to the Chiltern acquisition.  In addition, the Company incurred $3.1 million in consulting expenses relating to fees incurred as part of its integration and management transition costs. During the quarter, the Company paid a special one-time bonus of $31.0 million to its non-bonus eligible employees in recognition of the benefits the Company is receiving from the passage of the Tax Cuts and Jobs Act of 2017 (TCJA). In addition, the Company incurred $1.7 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative. These items increased cost of sales by $24.8 million and selling, general and administrative expenses by $28.9 million. The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2018, by $51.4 million and diluted earnings per share by $0.50 ($51.4 million divided by 103.4 million shares).

2)
In its continuing assessment of the impact of the passage of the TCJA in the fourth quarter of 2017, the Company recorded a net increase in its provision for income taxes (and a decrease of its net earnings) of $14.9 million, primarily relating to the repatriation tax, resulting in a decrease in its EPS of $0.15 for the quarter ($14.9 million divided by 103.4 million shares). Given the significant changes resulting from the TCJA, the estimated financial impact in the quarter is provisional and subject to further clarification, which could result in changes to these estimates during the remainder of 2018.

3)
During the first quarter of 2017, the Company recorded net restructuring and other special charges of $3.9 million. The charges included $2.7 million in severance and other personnel costs along with $1.6 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.4 million in unused severance reserves.

The Company incurred legal and other costs of $0.9 million relating to the recently completed acquisitions. The Company also recorded $2.6 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $0.9 million in short term equity retention arrangements relating to the acquisition of Covance. In addition, the Company incurred $2.7 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2017, by
$6.9 million and diluted earnings per share by $0.07 ($6.9 million divided by 104.3 million shares).

4)
The Company continues to grow the business through acquisitions and uses adjusted EPS excluding amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended March 31, 2018 and 2017, intangible amortization was $62.3 million and $47.6 million, respectively ($47.7 million and $32.4 million net of tax, respectively) and decreased EPS by $0.46 ($47.7 million divided by 103.4 million shares) and $0.31 ($32.4 million divided by 104.3 million shares), respectively.

Restated Financial Results

The table below presents the Company’s restated financial results in 2017 for the impact of ASC 606, and is being provided as a reference for the Company’s financial performance and guidance in 2018. The adoption of ASC 606 had no impact on cash flow; however, it resulted in higher revenue, as well as lower adjusted operating income, adjusted operating margin and adjusted EPS in 2017.

(Dollars in millions, except per share data)	Twelve Months Ended December 31, 2017 Restatement (3)	Twelve Months Ended December 31, 2017 As Reported	Dollar Change	Percent Change

LabCorp Diagnostics (1)
Revenues	$6,858.0	$7,170.5	$(312.5)	(4.4)%
Adjusted Operating Income	$1,446.3	$1,446.3	$—	—%
Adjusted Operating Margin	21.1%	20.2%		90 bps

Covance Drug Development (2)
Revenues	$3,451.5	$3,037.2	$414.3	13.6%
Adjusted Operating Income	$366.0	$422.4	$(56.4)	(13.4)%
Adjusted Operating Margin	10.6%	13.9%		(330 bps)

Consolidated (1) (2)
Revenues	$10,307.7	$10,205.9	$101.8	1.0%
Adjusted Segment Operating Income	$1,812.3	$1,868.7	$(56.4)	(3.0)%
Unallocated corporate expense	(137.4)	(137.4)	$—	—%
Consolidated Adjusted Operating Income	$1,674.9	$1,731.3	$(56.4)	(3.3)%
Adjusted Operating Margin	16.2%	17.0%		(70 bps)

Adjusted EPS	$9.25	$9.60	$(0.35)	(3.6)%

(1) In LabCorp Diagnostics, the impact of the accounting change reduced revenue and increased margins, as bad debt is treated as a reduction in revenue rather than selling, general and administrative expense. The accounting change had no impact on adjusted operating income or cash flow.
(2) In Covance Drug Development, the impact of the accounting change increased backlog, revenue and cost of revenue due to the inclusion of investigator fees and other pass-through expenses in all categories. In addition, the inclusion of investigator fees and other pass-through expenses changes the underlying percentage of completion calculation used to recognize revenue. As a result, the restated financials for 2017 reflect lower operating margins and a deferral of previously recognized earnings. The accounting change had no impact on cash flow.
(3) The Company will apply the provisions of ASU 2017-17 (Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost) to all 2017 periods presented. For the year ended December 31, 2017, the application of this accounting standard will decrease operating income and decrease other operating expenses by a net $2.5 million, with no impact on net income or EPS. For full-year 2017, this reclassification will increase LabCorp Diagnostics' adjusted operating income by $2.3 million and decrease Covance Drug Development's adjusted operating income by $4.8 million. To highlight the change resulting from ASC 606, the reclassification related to ASU 2017-17 has not been reflected in the table above.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information (1)
(in millions, except per share data)

	Current Revenue Recognition Accounting Standard (ASC 606) Three Months Ended March, 31			Prior Revenue Recognition Accounting Standard (ASC 605) Three Months Ended March, 31			ASC 606 v ASC 605 Three Months Ended March 31, 2018 (3)
	2018	2017 (2)	Change	2018 (3)	2017 (2)	Change	Change
LabCorp Diagnostics
Revenues	$1,770.2	$1,639.7	8.0%	$1,855.5	$1,717.9	8.0%	$(85.3)
Adjusted Operating Income (4) (5)	$364.0	$341.8	6.5%	$364.0	$341.8	6.5%	$—
Adjusted Operating Margin	20.6%	20.8%	(30 bps)	19.6%	19.9%	(30 bps)	90 bps

Covance Drug Development
Revenues	$1,078.5	$774.2	39.3%	$882.8	$690.3	27.9%	$195.7
Adjusted Operating Income (4) (5)	$108.0	$68.1	58.6%	$114.7	$82.4	39.2%	$(6.7)
Adjusted Operating Margin	10.0%	8.8%	120 bps	13.0%	11.9%	110 bps	(300 bps)

Consolidated
Revenues	$2,848.3	$2,413.7	18.0%	$2,738.0	$2,408.1	13.7%	$110.3
Adjusted Segment Operating Income (4) (5)	$472.0	$409.9	15.2%	$478.7	$424.2	12.8%	$(6.7)
Unallocated corporate expense	(36.3)	(33.2)	(9.3)%	(36.3)	(33.2)	(9.3)%	$—
Consolidated Adjusted Operating Income (4) (5)	$435.7	$376.7	15.7%	$442.4	$391.0	13.1%	$(6.7)
Adjusted Operating Margin	15.3%	15.6%	(30 bps)	16.2%	16.2%	(10 bps)	(90 bps)

Adjusted EPS (4) (5)	$2.78	$2.13	30.5%	$2.83	$2.22	27.5%	$(0.05)

(1) The consolidated revenue and adjusted operating income are presented net of inter-segment transaction eliminations. In addition, the tables presented above reflect the application of ASU 2017-17 for all periods presented. This application increased LabCorp Diagnostics adjusted operating income in the first quarter of 2017 by $0.8 million and reduced Covance Drug Development adjusted operating income by $1.1 million. As discussed in footnote (3) on page 14, these reclassifications have no impact on the Company's net earnings or its EPS.
(2) Covance Drug Development’s results exclude the impact from the wind-down of operations relating to a committed minimum volume contract that expired on October 31, 2015
(3) For comparative purposes, the Company estimated its results under the prior accounting standard (ASC 605)
(4) Adjusted operating income and earnings per share exclude amortization, restructuring charges and special items
(5) See Notes to Reconciliation of Non-GAAP Financial Measures

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